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                                                                   Exhibit 10.35

                                TALX CORPORATION

                 SCHEDULE OF DIRECTOR COMPENSATION ARRANGEMENTS

We pay each director an annual retainer of $12,000, a $4,000 additional retainer for serving as Chairman of a Committee, a $1,000 fee for each quarterly Board meeting attended, a $1,000 fee for each Committee or special Board meeting attended in person, and a $250 fee for each Committee or special Board meeting attended by telephone, plus expenses. Our officers do not receive any additional compensation for serving as members of the Board of Directors or any of its Committees.

Pursuant to our Outside Directors' Stock Option Plan, adopted in July 1996 and amended in May 2001 and September 2004 (as amended, the "Outside Directors' Plan"), each non-employee director receives each year an option to purchase up to 2,500 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the grant date. The options have a term of six years and become exercisable one year after date of grant, provided that no option may be exercised at any time unless the participant is then an outside director and has been so continuously since the granting of the option (except as described below), and provided further that upon a Change in Control (as defined in the Outside Directors' Plan), the options will become immediately exercisable.

Unexercised options will expire upon the termination of a participant's service as a director of the Company, unless such termination was by reason of death or disability or subsequent to a Change in Control, in which case the personal representative of the participant may exercise any or all of the participant's unexercised unexpired options (provided such exercise occurs within 12 months of the date of the participant's death or termination) or, in the case of a Change in Control, the participant may exercise any or all of the participant's unexercised unexpired options but not after the term of such options. A total of 217,800 shares of Common Stock have been authorized for issuance under the Outside Directors' Plan (after giving effect to all stock dividends and splits).

The 2004 amendment to the Outside Directors' Plan allows us to make awards of up to an aggregate of 12,000 shares of restricted stock per year to outside directors. A total of 75,000 shares of our common stock may be issued pursuant to awards of restricted stock under the Outside Directors' Plan.

On October 26, 2004, the Board of Directors of TALX Corporation approved grants of 3,000 shares of restricted stock to each of the outside directors (after giving effect to all stock dividends and splits). Terms of particular awards of restricted stock under the Outside Directors' Plan will be determined by the Board of Directors in connection with the granting of the award, and there can be no assurance that future awards will be subject to similar terms and conditions as other awards, except as set forth in the Outside Directors' Plan. Pursuant to the Outside Directors' Plan, as approved by our shareholders in September 2004, shares of restricted stock vest ratably over a period of three years. Unvested shares of restricted stock will be forfeited upon the termination of a participant's service as a director, unless termination was by reason of death or disability or


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subsequent to a "change of control" (as defined in the Outside Directors' Plan), in which case any unvested shares of restricted stock will automatically vest.

The Nominating and Governance Committee of the Board recommends for approval awards of stock options and restricted stock under the Outside Directors' Plan to the Board of Directors, subject to the approval of the Board of Directors. For restricted stock, the Committee's recommendation will be discretionary, based on the individual performance and participation of each outside director. While it is currently contemplated that each outside director will be awarded an equal number of shares of restricted stock, the Committee may recommend that one or more outside directors receive a greater number of shares based on outstanding performance. Unless earlier terminated by the Board of Directors, the Outside Directors' Plan will terminate on July 15, 2006.